CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), and related prospectus of PMC-Sierra, Inc. for the registration of up to 1,716,072 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2000 with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. included in its Annual Report (Form 10-K), as ammended, for the year ended December 26, 1999, filed with the Securities and Exchange Commission.


/s/DELOITTE & TOUCHE LLP


Vancouver, British Columbia, Canada
April 11, 2000